AMERIGO ENERGY ANNOUNCES DISTRIBUTION CONTRACT FOR "LEFLAV SPIRITS"


HOUSTON, TEXAS BASED DISTRIBUTOR ON BOARD WITH LE FLAV.

PRESS RELEASE Source: Amerigo Energy, Inc. On Thursday, March 14, 9:15 am EDT

HENDERSON, Nev., March 14, 2013 PRNewswire -- Amerigo Energy, Inc. "The Company" (OTCBB: AGOE), today announced the execution of a distribution contract with MEXCOR, Inc.

Amerigo Energy, Inc. owns the assets, trademarks, contracts, formulas, licenses, existing inventory and rights to the "Le FLAV" spirits brands. This includes Le FLAV Brooklyn Iced Tea, Chateau Le FLAV, Le FLAV Cocktails, Le FLAV Cognacs, Le FLAV Super Premium Vodka & Flavored Vodkas.

MEXCOR, Inc., headquartered in Houston, TX is one of the three largest beverage and spirits in all of Texas. Through the agreement with MEXCOR, Le FLAV Straight Up Vodka is now available to stores, bars, clubs and restaurants throughout Texas. The distribution contract includes annual minimum purchase quotas. The agreement covers Straight Up Vodka, Flavored Vodkas, Cognac, Tequila, and The Company's premium cocktail line.

Anthony Capomaccio, the company's co-founder stated "To have a distributor of this caliber on board with us further validates the quality of the spirits being delivered. Having Flavor Flav's global recognition behind us will continue to build brand awareness and rapidly increase distribution opportunities for the company as loyal fans demand the product."

"We are extremely pleased with this distribution agreement with MEXCOR, as it follows our business plan of developing premium quality products, and utilizing our experience and relationships within the industry to rapidly deploy effective distribution", stated Jason Griffith, Amerigo Energy's Chief Executive Officer.

"We have worked very diligently to preserve our shareholder value, and through a very lean period, we were successful in reducing the debt and decreasing the number of issued and outstanding shares. Further, we did all of this without affecting a reverse split. I'm excited for the growth of the brand and the continuation of our strategy to acquire businesses that meet our criteria," concluded Griffith.

More information is available at www.leflav.com and the EDGAR database on www.sec.gov


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.


For more information please contact:

Krista Whitley Castellarin
1-702-812-6555